Exhibit 10.3

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and between

APEX WIND ENERGY HOLDINGS, LLC,

as Seller

and

ATLANTIC OKLAHOMA WIND, LLC,

as Purchaser

Dated as of January 31, 2012

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Schedule A	—	Project
Schedule 1.1(a)	—	Seller Knowledge Persons
Schedule 1.1(b)	—	Purchaser Knowledge Persons
Schedule 2.6	—	Allocation Principles
Schedule 3.3	—	Seller Consents
Schedule 4.3	—	Company Consents
Schedule 4.4	—	Legal Proceedings
Schedule 4.9	—	Latest Balance Sheet
Schedule 4.11(t)	—	Rental and Royalty Agreements
Schedule 4.12	—	Material Contracts
Schedule 4.13	—	Environmental Permits
Schedule 4.14	—	Real Property
Schedule 4.16	—	Permits
Schedule 4.19	—	Books and Records
Schedule 4.20	—	Reports
Schedule 4.22	—	Intellectual Property
Schedule 4.24	—	Affiliate Transactions
Schedule 5.3	—	Purchaser Conflicts
Exhibit A	—	Form of Assignment

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of January 31, 2012, is made and entered into by and between Apex Wind Energy Holdings, LLC, a Delaware limited liability company (“Seller”), and Atlantic Oklahoma Wind, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Seller is the direct owner of 100% of the equity ownership interests (the “Company Equity Interests”) in Canadian Hills Wind, LLC, an Oklahoma limited liability company (the “Company”); and

WHEREAS, the Company is the owner of a 298.45 MW wind energy project under development in the State of Oklahoma, as further described on Schedule A hereto (the “Project”); and

WHEREAS, Seller desires to sell and transfer, and Purchaser desires to purchase and acquire, 51% of the Company Equity Interests (such transferred Company Equity Interests, the “Membership Interests”), all on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions.  As used in this Agreement, the following defined terms have the meanings set forth below:

“Access” means, with respect to documents, books, records, reports or other written materials, that such items were (a) delivered by Seller to Purchaser by email or in hard copy or (b) posted in the virtual data room maintained by Seller and to which Purchaser was given access to view such materials; provided that Seller shall have identified to Purchaser in writing by email or otherwise anything that is posted in the virtual data room on or after the second Business Day prior to the Closing.

“Action” means any inquiry, demand, suit, claim, proceeding, arbitration, audit or investigation by or before any Governmental Authority.

“Action Certificate” has the meaning set forth in Section 7.2(d)(ii).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York, Charlottesville, Virginia or Boston, Massachusetts are authorized or obligated by Law to be closed.

“Closing” means the closing of the transactions contemplated in Section 2.1.

“Closing Assignments” means the assignments from Seller transferring all of the Membership Interests to Purchaser substantially in the form attached as Exhibit A.

“Closing Date” means the Business Day that the conditions set forth in Section 2.7 are either satisfied or waived by the Parties entitled to waive such conditions, or such other date as may be mutually agreed to by Seller and Purchaser.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals of this Agreement.

“Company Equity Interests” has the meaning set forth in the recitals of this Agreement.

“Contract” means any written or oral agreement, contract, lease, easement, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

“Controlled Group” means any trade or business (whether or not incorporated) (i) which is or has at any relevant time been under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is or was at any relevant time treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Dollars” means the official currency of the United States of America.

“Easement Agreements” means the instruments creating easements or licenses on real property identified as Easement Agreements in Schedule 4.12.

“Employee Benefit Plan” means all written or oral (a) “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, as to which the Company is or ever was a sponsor or participating employer or as to which the Company makes contributions, is required to make contributions or may have any liability, actual or contingent (b) all other employment, consulting, severance, termination, change in control, retention, or other contract, arrangement, policy, plan, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, bonuses, commissions, pension, retirement benefits, welfare benefits, life, health, dental, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits or fringe benefit plans, contracts, programs, funds, agreements or arrangements of any kind, which are maintained, sponsored, contributed to or required to be contributed to, as the case may be, by the Company or under which the Company may incur any liability, actual or contingent, and (c) all other employee benefit plans, contracts, programs, funds, agreements or arrangements providing compensation or other benefits to any current or former employee, officer, director or consultant of the Company, or with respect to which the Company has any liability, actual or contingent, including but not limited to by reason of the Company being or having been treated as a single employer with any member of the Controlled Group at any time.

“Environmental Law” means any applicable federal, state or local Law relating to (a) the protection, investigation or restoration of the environment, including natural resources and cultural and historical resources, or (b) the handling, use, disposal, treatment, storage, release or threatened release of any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.) and other state and local Laws covering similar matters.

“Environmental Permits” means all Permits required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FERC” means the Federal Energy Regulatory Commission, including any successor agency designated by law or regulation, and further including any electric reliability organization with jurisdiction over the Project.

“FPA” means the Federal Power Act, as amended, including the regulations and orders of the FERC thereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, consistently applied throughout the specified period.

“GIA” has the meaning set forth in Section 4.26

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, ministry, administrative body, regulatory agency, taxing authority, commission, official or other instrumentality of the United States, any foreign country, state, county, city, municipality, local authority or other political subdivision or similar governing entity.

“Hazardous Materials” means (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs) and (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law.

“Indebtedness” means, with respect to any Person, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity interests of such Person, (g) in the nature of guaranties of the obligations described in clauses (a) through (f) above of any other Person, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” has the meaning set forth in Section 7.2(d)(ii).

“Indemnifying Party” has the meaning set forth in Section 7.2(d)(ii).

“Indemnity Threshold” has the meaning set forth in Section 7.2(c)(iii).

“IRS” means the Internal Revenue Service and any successor Governmental Authority.

“Knowledge” means (a) with respect to Seller the actual knowledge, after reasonable due inquiry, of the individuals listed on Schedule 1.1(a), and (b) with respect to Purchaser, the actual knowledge, after reasonable due inquiry, of the individuals listed on Schedule 1.1(b).

“Latest Balance Sheet” has the meaning set forth in Section 4.9.

“Laws” means all laws, statutes, rules, regulations, ordinances and orders of any Governmental Authority.

“Leases” means the instruments creating leases or easements on real property identified as Lease Agreements on Schedule 4.12.

“Liabilities” means any and all liabilities, Indebtedness, obligations, commitments, expenses, claims, deficiencies, fines, penalties, guaranties or endorsements of or by any Person of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, and whenever or however arising).

“Liens” means any mortgage, pledge, hypothecation, assessment, security interest, lien (statutory or otherwise), levy, imposition, charge, claim, mortgage, title retention agreement, deed of trust or other encumbrance, right or restriction of any kind or nature whatsoever, whether voluntary or involuntary, choate or inchoate, and any agreement to give any of the foregoing.

“LLC Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated as of the Closing Date.

“Loss” or “Losses” means any and all Liabilities, judgments, Actions, penalties, fines, losses, Taxes, causes of action, damages (other than consequential or incidental damages) and reasonable costs and expenses, including attorneys’ fees and accounting fees and related disbursements.

“Material Adverse Effect” means any change or changes that is, or in the aggregate are, or could reasonably be expected to be, materially adverse to the business, operations, assets, properties or financial condition of the Company, other than with respect to the foregoing, (A) any change resulting from changes in the national or regional wholesale or retail markets for electricity; (B) any change resulting from changes in the North American or national or regional electricity transmission systems; (C) any change resulting from changes in conditions affecting the United States economy generally; (D) any change resulting from changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (E) the inability of any Person to take advantage of production and/or investment tax credits; (F) the entry into this Agreement, any action taken by a Party in accordance with this Agreement, the consummation of the transactions contemplated herein or any action or inaction taken or omitted to be taken at the request of Purchaser; or (G) acts of terrorism, war, calamity, natural disaster, pandemic, act of God or other similar event, occurrence or circumstance.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Membership Interests” has the meaning set forth in the recitals of this Agreement.

“MW” means megawatt, which is 1,000,000 watts.

“Order” means any order, decree, notice of responsibility, writ, ruling, decision, finding, directive, stipulation, award, injunction, judgment or similar act (including settlements) of or by any Governmental Authority.

“Parties” means Purchaser and Seller together, and “Party” means either Purchaser or Seller individually.

“Permits” means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications, plans, and filings required under any federal, state, local or foreign laws, including Environmental Laws, or by any Governmental Authority or non-governmental self-regulatory organizations.

“Permitted Liens” means any (a) Liens for Taxes not yet due and payable; (b) inchoate or unperfected mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business for sums not yet due and payable; (c) with respect to Real Property, (i) zoning, entitlements, conservation restrictions and other land use regulations adopted by any Governmental Authority, and (ii) Liens representing easements, rights of way, or similar encumbrances on the fee title to Real Property that would be raised as exceptions in a title insurance commitment covering the Company’s interest in its Real Estate, provided, in each case, that, to the Knowledge of Seller, the same do not render the Company’s title to its interest in the Real Property unmarketable, materially impair the value of the Real Property, or materially impair the use of the Real Property for the development, construction and operation of a wind energy electric generation project; and (d) Liens that are released or otherwise terminated at or prior to the Closing on the encumbered assets; none of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Project” has the meaning set forth in the recitals of this Agreement.

“Proprietary Rights” has the meaning set forth in Section 4.22.

“PUHCA” means the Public Utility Holding Company Act of 2005, including the regulations and orders of the FERC thereunder.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Indemnitees” has the meaning set forth in Section 7.2(b).

“Real Property” has the meaning set forth in Section 4.14(a).

“Reports” has the meaning set forth in Section 4.20.

“Representatives” mean a Party’s officers, managers, employees, counsel, accountants, financial advisors and consultants.

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.

“Section 1603 Grant” the grant from the U.S. Treasury Department provided for by Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, as amended.

“Securities Act” has the meaning set forth in Section 5.8.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 7.2(a).

“SWEPCO” means Southwestern Electric Power Company, a Delaware corporation.

“SWEPCO PPAs” means (a) that certain Renewable Energy Purchase Agreement, dated December 13, 2011, by and between the Company and SWEPCO (100.45 MW), (b) that certain Renewable Energy Purchase Agreement, dated January 10, 2012, by and between the Company and SWEPCO (52.8 MW), and (c) that certain Renewable Energy Purchase Agreement, dated January 10, 2012, by and between the Company and SWEPCO (48 MW).

“Tax” means all taxes, charges, duties, fees, levies, imposts, unclaimed property and escheat obligations or other assessments in the nature of a tax imposed by any Governmental Authority, including all income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipts, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative, minimum, add-on, value added, withholding, estimated and recording taxes, charges and fees, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto.

“Tax Returns” means any return, report, claim for refund, information return or other document relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Action” has the meaning set forth in Section 7.2(e).

“Transfer Taxes” has the meaning set forth in Section 6.6.

“Unrelated Person” means a person that is not a “related person” as such term is defined in Section 45(e)(4) of the Code.

1.2          Construction.  All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.  The Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (b) the words “includes” or “including” shall mean “including without limitation,” (c) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, (d) any reference to a Contract includes any amendments, supplements or modifications thereto, and (e) any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  Currency amounts referenced herein, unless otherwise specified, are in United States Dollars.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
SALE OF MEMBERSHIP INTERESTS; PURCHASE PRICE AND CLOSING

2.1          Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Liens and Purchaser will purchase and accept at the Closing, the Membership Interests.

2.2          Purchase Price; Consummation.

(a)           The aggregate purchase price to be paid by Purchaser to Seller for the Membership Interests (the “Purchase Price”) shall be the sum of One Dollar ($1.00).

(b)           On the Closing Date, Purchaser shall make payment in immediately available funds in an amount equal to the sum of the Purchase Price.

(c)           Notwithstanding anything to the contrary in this Agreement or any other Contract, upon the consummation of the transactions contemplated by this Agreement, Purchaser may exercise its decision-making or voting power in the Company in its sole and absolute discretion in connection with the Project, including with respect to whether it elects to develop the Project, the timing of such development, whether it elects to seek financing for the Project and the terms and conditions of such financing; provided, that the foregoing shall not apply to the Purchaser’s obligation to fund the member loans to the Company in accordance with the terms of Section 2.4 of the LLC Agreement.

2.3          Closing.  The Closing will take place on the Closing Date by exchange of documents via nationally-recognized overnight courier or facsimile or electronic transmission.

2.4          Closing Deliveries by Seller to Purchaser.  At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(a)           the Closing Assignments duly executed by Seller and such other instruments as are necessary to transfer the Membership Interests free and clear of any and all Liens as Purchaser may reasonably request;

(b)           a properly executed statement dated as of the Closing Date, in a form reasonably acceptable to Purchaser, that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(c)           physical possession of all other documents and certificates (i) required to be delivered to Purchaser pursuant to the terms of this Agreement and (ii) as may be reasonably requested by Purchaser prior to the Closing Date; and

(d)           a copy of the LLC Agreement duly executed by Seller.

2.5          Closing Deliveries by Purchaser to Seller.  At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(a)           the Purchase Price in accordance with Section 2.2; and

(b)           a copy of the LLC Agreement duly executed by Purchaser.

2.6          Allocation.  Seller and Purchaser agree and acknowledge that, in accordance with Revenue Ruling 99-5, 1999-1 C.B. 434, they will treat the acquisition of the Membership Interests, for federal income tax purposes, as (i) a sale by Seller to Purchaser of an undivided 51% interest in the assets of the Company in exchange for the Purchase Price and the assumption of 51% of the Company’s liabilities, followed immediately thereafter by a contribution by Purchaser to the Company of the purchased undivided interest in those assets in exchange for the Membership Interests, and (ii) the contribution of the remaining undivided interest in those assets by Seller to the Company in exchange for the remaining Company Equity Interests.  For purposes of allocating the gross purchase price, as determined for federal income tax purposes, among the assets of the Company and for purposes of applying the provisions of Subchapter K of Chapter 1 of the Code and the Treasury Regulations thereunder, the gross fair market value of the assets of the Company will be determined in accordance with principles set forth on Schedule 2.6.  Purchaser shall prepare and submit to Seller within thirty (30) days after the Closing Date a written determination of the gross fair market value of each of the assets of the Company consistent with the preceding sentence.  If, within ten (10) days after receiving Purchaser’s written determination, Seller notifies Purchaser that Seller disputes any item(s) reflected thereon, Purchaser and Seller shall cooperate in good faith to resolve any dispute.  Should the Parties fail to reach an agreement within thirty (30) days after Seller notifies Purchaser that Seller disputes any item(s) reflected on Purchaser’s written determination, the determination of the disputed item or items shall be made by an independent accounting firm of national reputation (who shall not be the regular auditor of either Party) mutually agreed upon by the Parties, whose decision shall be final.  The out-of-pocket costs of retaining the independent accounting firm shall be shared equally by the Parties.  The purchase price allocation and other determinations made pursuant to this Section 2.6 shall be modified as appropriate in accordance with the procedures set out in this Section 2.6 to reflect any adjustments in the Purchase Price made following the Closing in accordance with this Agreement.  The Parties will, and will cause their respective Affiliates to, prepare all relevant Tax Returns (including any necessary Internal Revenue Service Forms 8594) in a manner consistent with this Section 2.6, and will not, and will not permit their respective Affiliates to, maintain any Tax position in connection with a government Tax audit or other dispute, inquiry, or proceeding with respect to Taxes that is inconsistent with this Section 2.6 and the determinations made under this Section 2.6 without the consent of the applicable other Party unless they are required to do so by a final determination (within the meaning of Code Section 1313(a)).

2.7          Closing Conditions

(a)           Purchaser’s Closing Conditions.  The obligation of Purchaser to proceed with the Closing contemplated hereby is subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of all of the following conditions:

(i)            Purchaser shall have received satisfactory evidence that the Company shall have obtained each of the written consents and waivers to the consummation of the transactions contemplated under this Agreement as set forth on Schedule 4.3, including the written consents of SWEPCO in connection with Section 19.2 of each SWEPCO PPA;

(ii)           Purchaser shall have received satisfactory evidence that Seller shall have obtained each of the written consents and waivers to the consummation of the transactions contemplated under this Agreement as set forth on Schedule 3.3;

(iii)          The representations and warranties of Seller in Articles III and IV of this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); and

(iv)          Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(b)           Seller’s Closing Conditions.  The obligation of Seller to proceed with the Closing contemplated hereby is subject to the satisfaction or waiver by Seller on or prior to the Closing Date of all of the following conditions:

(i)            The representations and warranties of Purchaser in Article V of this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); and

(ii)           Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

As of the date of this Agreement and as of the Closing Date, Seller hereby represents and warrants to Purchaser as follows:

3.1          Corporate Existence.  Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets.

3.2          Authority.  Seller has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action on behalf of Seller, and no other limited liability company proceedings or approvals on the part of Seller are necessary to authorize or perform the obligations under this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar Law relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3          No Conflicts.  Except as set forth on Schedule 3.3, neither the execution and delivery by Seller of this Agreement nor the performance by Seller of its obligations under this Agreement nor the consummation of the transactions contemplated hereby will:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of Seller’s limited liability company agreement or certificate of formation;

(b)           conflict with or be in violation of or result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) (or give rise to any penalties or right of termination, amendment, cancellation or acceleration) under, require any consent under (except for such consent which has already been granted), or result in the loss of any right pursuant to, any Material Contract or Permit to which Seller is a party or by which Seller, the Company Equity Interests, or the assets of Seller may be bound or affected;

(c)           conflict with or result in a violation or breach of any term or provision of any Law applicable to Seller;

(d)           result in the creation of any Liens upon the Company Equity Interests or any of the assets of the Company; or

(e)           entitle any Person to exercise any preemptive rights, rights of first refusal or similar rights to purchase any Company Equity Interests or any other equity or other ownership interests in the Company.

Each of the consents and other approvals or notifications identified on Schedule 3.3 (if any) have been duly obtained and are in full force and effect.

3.4          Capitalization.   Seller owns beneficially and of record 100% of the Company Equity Interests.  At the Closing, Seller shall transfer title to the Membership Interests to Purchaser, free and clear of all Liens.  At the Closing, Purchaser will acquire good, valid and marketable title to the Membership Interests and the Membership Interests will be validly issued, fully paid, and nonassessable.  There are no convertible securities, calls, preemptive rights, options, warrants, purchase rights or other contracts, agreements or commitments (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of the Company Equity Interests held by it.

3.5          Government Approvals and Filings.  No consent, approval or action of, filing with or notice to any Governmental Authority on the part of Seller or its Affiliates is required or necessary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated on the Closing Date, other than those the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

3.6          Legal Proceedings.  There are no Actions or other proceedings at law or in equity pending or, to the Knowledge of Seller, threatened which would reasonably be expected (a) to result in the issuance of an order of a Governmental Authority restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or (b) to have a Material Adverse Effect or a material adverse effect on the ability of Seller to perform its obligations under this Agreement.  There are no Orders against Seller or affecting the Company Equity Interests.

3.7          Compliance with Laws.  Neither Seller nor any of its Affiliates is in violation of or in default under any material Law applicable or related to Seller, the Company or the Project.

3.8          Brokers.  Neither Seller nor any of its Affiliates has employed, retained or authorized any broker, finder, investment banker or financial advisor as to whom the Company or Purchaser may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby.

3.9          Disclosure.  To the Knowledge of Seller, Seller has made full disclosure of and provided Purchaser Access to all material information within its possession related to Seller, the Company Equity Interests, the Company, the Project, and Seller or Company’s rights to own and develop the Project.  To the Knowledge of Seller, no representation or warranty made by Seller in this Agreement and no information contained in this Agreement, the Seller’s Schedules or the exhibits, schedules, certificates, documents, written information or lists attached hereto provided by or on behalf of Seller or the Company, contains any untrue statement of a material fact or omits to state any material fact that is necessary to make the statements contained therein, in light of the circumstance in which they were made, not misleading in any material respect.

3.10        Bankruptcy.  There are no bankruptcy, reorganization, arrangement, insolvency or similar proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As of the date of this Agreement and as of the Closing Date, Seller hereby represents and warrants to Purchaser as follows:

4.1          Organization, Standing and Power.  The Company is a limited liability company, duly organized and validly existing under the laws of the State of Oklahoma, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets.  The Company is in good standing under the laws of the State of Oklahoma.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it does business and in which the ownership or operation of its assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed could not reasonably be expected to result in a Material Adverse Effect.  Seller has provided Purchaser with Access to true, correct and complete copies of the certificate of formation and limited liability company operating agreement for the Company as in effect on the date hereof.

4.2          Authority.  The Company has all requisite limited liability company power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The performance by the Company of its obligations hereunder has been duly and validly authorized by all necessary limited liability company action on behalf of the Company, and no other limited liability company proceedings or approvals on the part of the Company are necessary to authorize or perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

4.3          No Conflicts.  Except as set forth on Schedule 4.3, neither the performance by the Company of its obligations under this Agreement nor the consummation of the transactions contemplated hereby will:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of its limited liability company agreement or certificate of formation;

(b)           conflict with or be in violation of or result in any breach of, constitute a default or event which, with the giving of notice or lapse of time, or both, would become a default (or give rise to any penalties or right of termination, amendment, cancellation or acceleration) under, require any consent under, or result in the loss of any right pursuant to, any Material Contract or Permit to which the Company is a party or by which the Company, the Company Equity Interests, the Project or the assets of the Company may be bound or affected;

(c)           conflict with or result in a violation or breach of any term or provision of any Law applicable to the Company;

(d)           result in the creation of any Liens upon the Company Equity Interests, the Project or any of the assets of the Company; or

(e)           entitle any Person to exercise any preemptive rights, rights of first refusal or similar rights to purchase units or any equity interests in the Company.

Each of the consents and other approvals or notifications identified on Schedule 4.3 (if any) have been duly obtained and are in full force and effect.

4.4          Legal Proceedings.  Except as set forth on Schedule 4.4, there are no Actions or other proceedings at law or in equity pending or, to the Knowledge of Seller, threatened against the Company, or to the Knowledge of Seller, any other Action (a) relating to or affecting the Company, the Project, or the assets or properties of the Company which, if adversely determined, could reasonably be expected to result in (i) Liabilities in excess of $100,000 for the Company or (ii) other relief that would materially adversely affect the ability of the Company to conduct its operations in the ordinary course of business consistent with past practice, or (b) that could reasonably be expected to (i) result in the issuance of an order by a Governmental Authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, (ii) question the validity of this Agreement, or (iii) individually or in the aggregate with any other such Actions, result in a Material Adverse Effect.  There are no Orders against the Company or affecting the Project or the assets of the Company.

4.5          Compliance with Laws.  The Company is not in violation in respect of or in default under any material Law applicable to the Company.  No claims or complaints from any Governmental Authorities or other Persons have been received by the Company alleging that the Company is in violation in any material respects of any Laws applicable to the Company.

4.6          Governmental Approvals; Filings.  No consent, approval, declaration, or action of, filing with or notice to any Governmental Authority on the part of the Company is required or necessary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated on the Closing Date.

4.7          No Employees or Employee Benefit Plans.  The Company does not have, nor has it ever had, any employees, nor has it ever maintained, sponsored, administered, participated in, contributed to or had any obligation to contribute to any Employee Benefit Plan.  The Company does not have and never had any Liabilities or obligations in respect of any employees or under any Employee Benefit Plan and has not incurred nor is it reasonably expected to incur any Liability by virtue of being a member of a Controlled Group.

4.8          Capitalization.  The Company Equity Interests represent all of the issued and outstanding equity interests of the Company.  All of the Company Equity Interests are validly issued and outstanding and are fully paid, nonassessable and free of preemptive rights.  No Person other than Purchaser holds any option or other right to acquire any of the Company Equity Interests or any other equity or other ownership interest in the Company.  None of the Company Equity Interests are subject to any voting trust, shareholder agreement, voting agreement or similar agreement.  Neither Seller nor the Company is a party to any written agreement or has granted or issued, or agreed to grant or issue, to any Person any option or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of the Company or in any of its assets.

4.9          Latest Balance Sheet.  Attached as Schedule 4.9 is a true, correct and complete copy of the unaudited, stand alone balance sheet of the Company as of January 30, 2012 (the “Latest Balance Sheet”).  The Latest Balance Sheet has been prepared on an accrual basis in accordance with the books and records of the Company and presents fairly in all material respects the financial position of the Company as of the date set forth therein.

4.10        Absence of Certain Changes.  Except as contemplated by this Agreement and the LLC Agreement, since the date of the Latest Balance Sheet there has not been any:

(a)           acquisition by merger, consolidation or purchase (including by purchase of all or substantially all of the assets, or any material assets or business) involving the Company;

(b)           acquisition, directly or  indirectly, by redemption or otherwise, of any equity or other ownership interest of the Company;

(c)           declaration or payment of any dividends on any ownership interests of the Company;

(d)           sale, lease, assignment, transfer or other disposition of any Lease or Easement Agreement or any material assets or properties of the Company other than in the ordinary course, substantially consistent with past practice;

(e)           cancellation of any Indebtedness or waiver of any claims or rights of substantial value to the Company or mortgage, pledge or imposition of any Lien on any material asset or property of the Company, except for Permitted Liens;

(f)            change in accounting methods or practices by the Company;

(g)           revaluation by the Company of any of its assets, including writing off notes or accounts receivable or inventory;

(h)           material damage, destruction or loss of any asset or property of the Company;

(i)            Indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company, other than in the ordinary course, substantially consistent with past practice;

(j)            entry into any contract by the Company to do any of the foregoing; or

(k)           any event, occurrence or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

4.11        Taxes.

(a)           The Company has timely filed (taking into account all extensions granted by any applicable Governmental Authority), or caused to be filed on its behalf, all Tax Returns required to have been filed by it under applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.  No Governmental Authority with which the Company does not file Tax Returns has claimed that the Company is or may be required to file Tax Returns with that Governmental Authority.

(b)           All Taxes due and owing for which the Company is liable (whether or not reportable or reported on any Tax Return (including extensions thereto) and including Taxes for which the Company is liable as a successor or transferee or by contract) have been timely and fully paid.  The Company has timely complied with all applicable Laws relating to the payment, collection or withholding of any and all Taxes and the reporting and remittance thereof to any and all Tax authorities.  Without limiting the foregoing, the Company has no liability for Taxes, benefits or compensation as a result of the misclassification of (i) employees as independent contractors or (ii) independent contractors as employees.

(c)           There are no Liens for Taxes upon the assets or properties of the Company, other than Permitted Liens.

(d)           There are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any Tax for any Tax period with respect to the Company.

(e)           There are no Actions or outstanding claims or assessments relating to Taxes pending or ongoing or, to Seller’s Knowledge, threatened against the Company by any Governmental Authority.  No Governmental Authority is now asserting or, to Seller’s Knowledge, threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith.

(f)            At all times from the date of its formation, the Company has been disregarded as an entity separate from its owner for federal and all applicable state and local income Tax purposes and not treated as a partnership, a publicly traded partnership or a corporation for federal or applicable state or local income tax purposes.  No election has been filed to treat the Company as (i) an association or (ii) anything other than either a partnership or a “disregarded entity” for federal income tax purposes.

(g)           The Company: (i) has not been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code); (ii) has not filed or been required to file or been included in a combined, consolidated, or unitary federal, state, local or foreign income Tax Return; and (iii) is not a successor to any other entity for Tax purposes by way of merger, liquidation or other transaction.  There is no agreement or arrangement with any Person pursuant to which the Company would have an obligation with respect to Taxes of another Person following the Closing.

(h)           The Company does not own any equity interest in any joint venture or other arrangement or Contract that could properly be treated as a partnership or other entity for income Tax purposes.

(i)            There are no outstanding rulings of, or requests for rulings by, any Governmental Authority that relate to Taxes and that are, or if issued would be, binding on the Company.

(j)            The Company has not: (i) been the subject of a “closing agreement” as that term is defined in Section 7121 of the Code (or any comparable agreement under state, local or foreign law) with any Governmental Authority that has continuing effect; or (ii) granted a power of attorney with respect to any Tax matters that continues in effect.  There are no Tax elections made by the Company that would be binding on the Company or Purchaser after the Closing Date.

(k)           Neither Purchaser nor the Company will be required to include any item of income in taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received by the Company on or prior to the Closing Date.

(l)            The Company has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(m)          Neither Purchaser nor any of its Affiliates will be required pursuant to Section 1445 of the Code to deduct or withhold any portion of the Purchase Price or other amount paid in connection with this Agreement.

(n)           For purposes of Section 45(b)(3) of the Code, there has never been, and the Company has not made any application for, (i) any grant provided by the United States, any state or any political subdivision of a state for use in connection with the Project, (ii) any issue of state or local government obligations used to provide financing for the Project the interest on which is exempt from federal income tax under Section 103 of the Code, (iii) any subsidized energy financing provided (directly or indirectly) under a federal, state, or local program provided in connection with the Project or (iv) any credit allowable with respect to any property that is part of the Project.  Without limiting the foregoing, neither Seller nor the Company has claimed any investment credits under Code Section 48 with respect to the Project.

(o)           The Company is not subject to any Contract that could require it to sell electricity produced by the Company at the Project to any Person other than an Unrelated Person.

(p)           No power sales contract of the Company is described in Section 45(e)(7) of the Code.

(q)           The Company has not received or requested any written ruling from the IRS or any other taxing authority relating to taxes or otherwise in connection with the Project, the Company, or the transactions contemplated hereunder.

(r)            None of the assets of the Company are subject to (and no election has been made that would subject any of those assets to) the “alternative depreciation system” within the meaning of Section 168(g) of the Code (or an equivalent provision or state or local law).  None of the assets of the Company constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of such assets is subject to a lease, safe-harbor lease, or other arrangement as a result of which neither Purchaser nor the Company will be treated as the owner or user thereof for federal income Tax purposes following the Closing Date.  Neither the Company nor any of its Affiliates has made any election under Sections 168(b)(2)(D), 168(b)(3)(D), Section 168(f)(1) of the Code with respect to any asset of the Company.

(s)            Neither Seller nor the Company will apply for a Section 1603 Grant with respect to the Project.

(t)            The Company is not a party to any rental or royalty arrangement except as set forth on Schedule 4.11(t).

(u)           All of the wind turbine generators that will be utilized in the Project are described on Schedule A.  None of the assets of the Company has been placed into service for federal income tax purposes (including as a component of another item of property), and the contemplated placed in service date for the Project’s wind turbine generators is December 31, 2012.

(v)           The Project is located in its entirety in the United States.

(w)          No Person has an ownership interest, or a right to acquire an ownership interest, in the Company or the Project other than (i) an ownership interest granted or approved in accordance with this Agreement or the LLC Agreement, (ii) the rights of lienholders and superior leaseholders of the grantors of the Company’s real property rights, including mortgages securing loans, other liens (such as tax liens) and other lease rights of third parties (such as leases of oil, gas, coal or other mineral rights), and (iii) the Company.

4.12        Material Contracts.

(a)           Schedule 4.12 sets forth a true, correct and complete list of all Material Contracts to which the Company is a party or otherwise associated with the Project as of the date hereof.  As used herein, “Material Contracts” means all of the following with respect to the Company and the Project:

(i)            Contracts concerning the Real Property including the Leases and the Easement Agreements;

(ii)           Contracts of guarantee or indemnification of the obligations of a third party arising under any Environmental Law or in an amount in excess of $100,000 (except to the extent such guarantee or indemnification obligation is contained in any other Material Contract);

(iii)          Contracts concerning any of the Company’s Indebtedness or guaranteeing, or providing security for, the Company’s Indebtedness, in each case in an amount in excess of $100,000;

(iv)          Partnership or joint venture Contracts to which the Company is a party with respect to the Project to which the Company has direct or contingent obligations that are, individually or in the aggregate, more than $100,000;

(v)           Contracts for the sale of any asset of the Company that has not yet been consummated and which such asset has a value of more than $100,000;

(vi)          Contracts for the sale of electric power or environmental attributes generated by the Project;

(vii)         each interconnection application, interconnection study agreement, interconnection study report (however defined, and whether or not still in effect) and interconnection agreement with respect to the Project;

(viii)        each application and notice filed with, and each order and notice (including requests for information) issued by, the FERC in any way relating to the Company or the Project; and

(ix)          each other agreement, not otherwise covered by clauses (i) through (vii), that requires payments by or to the Company in excess of $100,000 during any one year period.

(b)           Seller has provided Purchaser with Access to true, correct and complete copies of all of the Material Contracts.  Each Material Contract (i) was entered into by, or has been validly assigned to, the Company, and (ii) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the Knowledge of Seller, of each other party thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.  Neither the Company nor, to the Knowledge of Seller, any other party to any Material Contract, is in material violation or material breach of or material default under any Material Contract (or with notice or lapse of time or both, would be in material violation or breach of or default under any such Material Contract).  The Company has not delivered or received a written notice of termination, cancellation, repudiation, non-renewal, assertion of breach, force majeure, breach of warranty or indemnification claim with respect to any Material Contract.  Each Material Contract will be in full force and effect, subject to its terms, after giving effect to the Closing, and the Closing will not (or with notice or lapse of time or both, would not) result in the Company being in material violation or material breach of or material default under any Material Contract.

4.13        Environmental Matters.

(a)           Part I of Schedule 4.13 sets forth a true, correct and complete list of all material Environmental Permits required in connection with the development, construction, siting, operation, and ownership of the Project and sale of electricity and environmental attributes therefrom and the date on which each Environmental Permit was issued.    Except as set forth on Part I of Schedule 4.13, each such Environmental Permit (i) is validly issued, final, in full force and effect, and not subject to any current legal proceedings, (ii) all appeal periods with respect thereto have expired, and (iii) there are no material unsatisfied conditions that are currently required to be satisfied.  Part II of Schedule 4.13 sets forth a list of all Environmental Permits still required to be obtained and the dates by which such Environmental Permits are expected to be obtained.  Except as set forth on Part II of Schedule 4.13, the applications for the Environmental Permits set forth on Part II of Schedule 4.13 have been filed by the Company.  No Action is pending or, to the Knowledge of Seller, threatened to revoke, cancel, suspend, materially amend or materially modify any Environmental Permit in any way, and there has been no objection or any other notice received by Seller or the Company or of which Seller has Knowledge with respect to any Permit that would give Seller any reasonable basis to believe that any Environmental Permit listed on Part II of  Schedule 4.13 will not be obtained on or prior to the expected date.  The Company has been, and is in, compliance in all material respects with the terms and conditions of its Environmental Permits.  Neither Seller nor the Company has received any notice from any Person regarding any actual, alleged or potential violation by the Company or the Project of any Environmental Permit.  Each Environmental Permit issued in connection with the Project has been issued in the name of, or has been validly assigned to, and is currently held by, the Company.

(b)           There are no Actions pending or, to the Knowledge of Seller, threatened against the Company or with respect to the Project before any Governmental Authority under any Environmental Law.

(c)           The Company is in material compliance with all applicable Environmental Laws and Environmental Permits.

(d)           Seller has provided Purchaser with Access to copies of all Environmental Permits, environmental reports, data, or other documents prepared on behalf of or in the possession or control of the Company relating to the Project.

(e)           The Company has not disposed of or released any Hazardous Materials on, under, in, from or about the Real Property that could reasonably be expected to  arise in any material liability under any Environmental Law.  To the Knowledge of Seller, no Hazardous Materials are present on the Real Property that could reasonably be expected to arise in any material liability under any Environmental Law.

(f)            The Company has not disposed or arranged for the disposal of Hazardous Materials on any third party property that has subjected or could reasonably be expected to give rise to any material liability under any Environmental Law.

(g)           To the Knowledge of Seller, there is no event, condition, circumstance, activity, practice, incident, action or plan which could reasonably be expected (i) to interfere with or prevent continued compliance with Environmental Laws by the Company, (ii) to give rise to any material liability under any Environmental Law, or (iii) otherwise to form the basis of any claim that could reasonably be expected to result in any material liability under any Environmental Law.

(h)           Each Environmental Permit with respect to the Project has been issued in the name of, or has been validly assigned to, and is currently held by the Company.

4.14        Real Property.

(a)           Schedule 4.14 lists all real property and interests in real property, including the real property in which the Company has been granted an interest pursuant to any Lease or Easement Agreement, owned or held by the Company (the “Real Property”). The Company does not own any real property in fee.

(b)           Except for the Leases and the Easement Agreements, the Company does not own or possess any real property or interest in real property including any leases, easements, rights of way, rights of access, ingress, egress or crossing or waivers of set back and other requirements,

(c)           The Company has good, valid and marketable title to its interest in the Real Property pursuant and subject to the Leases and the Easement Agreements, subject to no defects, Liens or other matters affecting its title other than Permitted Liens.  To the Knowledge of Seller, there are no defects, Liens or other matters affecting fee title to the Real Estate other than Permitted Liens.

(d)           There are no options, purchase rights, rights of first refusal or similar rights that would confer on the holder thereof the right to acquire the Company’ interests in the Real Property.

(e)           With respect to each Lease and Easement Agreement, (i) all rents, fees and other sums payable thereunder have been properly calculated and paid in a timely manner, and the Company has performed in a timely manner its other material obligations thereunder except where the failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect, (ii) such Lease or Easement Agreement has not been amended or modified except as set forth in Schedule 4.12, (iii) there are no oral agreements with respect to such Lease or Easement Agreement, (iv) all material conditions contained in such Lease or Easement Agreement required to have been satisfied to date have been satisfied, (v) there are no material disputes thereunder, and (vi) to the Knowledge of Seller, no Person has been granted the right to use or occupy the Real Property in which the Company has been granted an interest, or any portion thereof, that would materially interfere with the use of such Real Property for the development, construction and operation of a wind energy electric generation project.

(f)            Neither the Company nor any Affiliate thereof has received any written notice or is otherwise aware that its current use of the Real Property or its proposed use of the Real Property for a wind energy electric generation project violates any material Law applicable to the Company.

(g)           Neither the Company nor any Affiliate thereof has received any written notice or is otherwise aware of any pending or threatened Actions (i) to take all or a portion of the Real Property, or any interest therein, by condemnation or eminent domain or (ii) to modify the zoning of all or a portion of the Real Property that would materially impair the right to use the Real Property as a site for a wind energy electric generation project.

(h)           To the Knowledge of Seller, none of the Real Property is subject to any conservation easement or enrolled in any conservation reserve or stewardship program including the agricultural management assistance, agricultural water enhancement, conservation stewardship, environmental quality incentives, wildlife habitat incentive, farm and ranch lands protection, grassland reserve, healthy forests reserve and wetlands reserve programs that could reasonably be expected to materially impair the Project (including negatively affecting the operation of at least five (5) of the Project’s wind turbine generators).

(i)            The Real Property and the rights and interests granted to the Company pursuant to the Lease and Easement Agreements constitutes all of the real property and rights and interests in real property necessary for the Company to develop, construct and operate the Project on the Real Property and to interconnect and deliver electric power in accordance with all Material Contracts, Permits and Laws.

4.15        Title to Property.  The Company has good and marketable title to, or rights by license, lease or other agreement, free and clear of all Liens other than Permitted Liens, all of its material tangible personal property.  No later than five (5) days after the Closing Date, Seller shall cause the Company to prepare and deliver to Purchaser a schedule setting forth a complete and accurate list of all of the tangible personal property of the Company with a depreciated book value in excess of $75,000.  Any and all rights and benefits related to any security payments and cash deposits made with respect to the Project are in the names of, and for the benefit of, the Company.

4.16        Permits.

(a)           Part I of Schedule 4.16 sets forth a true, correct and complete list of all material Permits, excluding Environmental Permits, required in connection with the development, construction, siting, operation, and ownership of the Project and sale of electricity and environmental attributes therefrom and the date on which each Permit was issued.   Except as set forth on Part I of Schedule 4.16, each such Permit (i) is validly issued, final, in full force and effect, and not subject to any current legal proceedings, (ii) all appeal periods with respect thereto have expired, and (iii) there are no material unsatisfied conditions that are currently required to be satisfied.  Part II of Schedule 4.16 sets forth a list of all Permits, excluding Environmental Permits, still required to be obtained and the dates by which such Permits are expected to be obtained.  Except as set forth on Part II of Schedule 4.16, the applications for the Permits set forth on Part II of Schedule 4.16 have been filed by the Company.  No Action is pending or, to the Knowledge of Seller, threatened to revoke, cancel, suspend, materially amend or materially modify any Permit in any way, and there has been no objection or any other notice received by Seller or the Company or of which Seller has Knowledge with respect to any Permit that would give Seller any reasonable basis to believe that any Permit listed on Part II of Schedule 4.16 will not be obtained on or prior to the expected date.  The Company has been, and is in, compliance in all material respects with the terms and conditions of its Permits.  Neither Seller nor the Company has received any notice from any Person regarding any actual, alleged or potential violation by the Company or the Project of any Permit.  Each Permit issued in connection with the Project has been issued in the name of, or has been validly assigned to, and is currently held by, the Company.

(b)           Seller has provided Purchaser Access to a true, correct and complete copy of each Permit and each application for a Permit that was filed with a Governmental Authority.

4.17        Brokers.  The Company has not employed, retained or authorized any broker, finder, investment banker or financial advisor as to whom either of the Company or Purchaser may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby.

4.18        No Bankruptcy.  No petition or notice has been presented, no order has been presented, no Order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of the Company.  No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the assets or income of the Company.

4.19        Books and Records.   Schedule 4.19 contains a list of all of the books and records, accounts and ledgers of the Company.  Seller has provided Purchaser Access to true, correct and complete copies of the books and records, accounts and ledgers of the Company which have been maintained in accordance with prudent business and bookkeeping practices.  The books and records contain true, correct and complete copies of the governing documents, all membership resolutions and other similar membership records of the Company through the date of this Agreement and accurately reflect all minutes of meetings, resolutions and other actions previously taken by members, managers, board of directors and committees of the board of directors, as the case may be, of the Company.

4.20        Wind Data; Engineering Reports.  Schedule 4.20 contains a list of all studies, reports and data (collectively, the “Reports”) in the possession or control of Seller or the Company as of the Closing Date and relating to (a) wind, geotechnical or other physical conditions at the Real Property, or (b) the engineering, design, or technical specifications of the Project.  Seller has provided Purchaser Access to copies of all Reports.

4.21        Indebtedness.  The Company has no Indebtedness other than as set forth on Schedule 4.21.

4.22        Intellectual Property.  No later than five (5) days following the Closing Date, Seller shall cause the Company to prepare and deliver a schedule setting forth a true and correct list of each patent, patent application, invention disclosure, registered and unregistered trademark, service mark, trade name and domain name, copyright registration and application, software and trade secret (identified by general subject matter) that is owned by or validly licensed to the Company (collectively, the “Proprietary Rights”), indicating for each item the nature of the interest of the Company in such Proprietary Right.

4.23        Insurance.  No later than five (5) days following the Closing Date, Seller shall cause the Company to prepare and deliver to Purchaser a schedule setting forth a true and correct list of all insurance policies or binders (including fire, liability, errors and omissions, workers’ compensation, vehicular and unemployment) together with the carrier, deductible, co-payment, policy limit, retention or self-insurance amounts maintained by or on behalf of the Company and related to the Project.  Seller has provided Purchaser Access to a true, correct and complete summary of such policies on or prior to the date of this Agreement.  All such policies and binders are in full force and effect.  Neither the Seller nor the Company is in default with respect to any such policies or binders or has failed to give any required notice under such policies or binders.  Except as set forth on Schedule 4.23, (i) neither Seller nor the Company has received any written notice from an insurer under any such policy refusing, denying, disputing or disclaiming coverage, reserving rights with respect to a particular claim or such policy or binder in general or canceling or amending any such policy or binder or failing to renew an existing policy or binder, (ii) there is no claim, suit or other matter or Action currently pending in respect of which Seller or any of its Affiliates or the Company has received such a written notice, (iii) all premiums due and payable for such insurance policies or binders have been duly paid, and (iv) there are no claims in excess of $100,000 in the aggregate pending under any such policies or binders.

4.24        Affiliate Transactions.  Schedule 4.24 sets forth each contract or agreement between or among the Company or the Project, on the one hand, and Seller or an Affiliate of Seller, on the other hand.

4.25        Regulatory Status.  As of the date hereof, the Company is not a “public utility” under the FPA, and is not a direct or indirect “holding company” of any “public utility” under the FPA.  The Company is not a “holding company” or a “public-utility company” under PUHCA.  Neither the Seller nor the Company has received any notice, claim, assertion, or order of any kind (whether or not in writing) that alleges or concludes that the Company or the Project is or may be in violation of any requirement of the FERC, whether or not under the FPA or PUHCA.  The Company has not filed or been the subject of any filing with the FERC seeking market-based rate authorization or the acceptance of any electric interconnection agreement.  The execution, delivery, consummation, Closing, and performance of the transactions contemplated herein requires (x) no authorization by or notice to the FERC under the FPA and (y) no approval by any state officer or commission engaged in the regulation of “electric utilities,” as that term is defined under the FPA.

4.26        Interconnection.  The Company is party to a certain “Generator Interconnection Agreement” (the “GIA”) as among the Company, Southwest Power Pool, Inc., and Oklahoma Gas & Electric Company, dated as of November 14, 2011.  The GIA is effective, provides for and permits the delivery of electricity in a sufficient manner and quantity to enable the Company to fully perform all of its electric delivery obligations under the Company’s power sales agreements, provided that the GIA is subject to certain amendments that are under consideration by the parties thereto and that (a) are expected by the Seller and the Company to be complete and effective no later than March 30, 2012, and (b) will result in the GIA continuing to be effective, and to continue to provide for and permit the delivery of electricity in a sufficient manner and quantity to enable the Company to fully perform all of its electric delivery obligations under the Company’s power sales agreements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the date of this Agreement and as of the Closing Date, Purchaser hereby represents and warrants to Seller as follows:

5.1          Corporate Existence.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all the requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets.

5.2          Authority.  Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action on behalf of Purchaser, and no other limited liability company  proceedings or approvals on the part of Purchaser are necessary to authorize or perform its obligations under this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3          No Conflicts.  Except as set forth on Schedule 5.3, neither the execution and delivery by Purchaser of this Agreement nor the performance by Purchaser of its obligations under this Agreement nor the consummation of the transactions contemplated hereby will:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of Purchaser’s limited liability company agreement or certificate of formation;

(b)           conflict with or be in violation of or result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) (or give rise to any penalties or right of termination, amendment, cancellation or acceleration) under, require any consent under, or result in the loss of any right pursuant to, any material Contract to which Purchaser or any of its Affiliates is a party or by which Purchaser or the assets of Purchaser may be bound or affected;

(c)           conflict with or result in a violation or breach of any term or provision of any Law applicable to Purchaser; or

(d)           result in the creation of any Liens upon the Company Equity Interests or any of the assets of the Company.

5.4          Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any Governmental Authority on the part of Purchaser or its Affiliates is required or necessary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated on the Closing Date, other than those the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

5.5          Legal Proceedings.  There are no Actions or claims pending or, to the Knowledge of Purchaser, threatened against Purchaser or its Affiliates which would reasonably be expected (a) to result in the issuance of an order of a Governmental Authority restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or (b) which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

5.6                               Compliance with Laws.  Purchaser is not in violation of or in default under any Law applicable to Purchaser the effect of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

5.7                               Brokers.  Neither Purchaser nor any of its Affiliates has employed, retained or authorized any broker, finder, investment banker or financial advisor as to whom either of Seller or the Company may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby.

5.8                               Acquisition as Investment.  Purchaser represents and warrants that (a) the Membership Interests shall be acquired for Purchaser’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder) (the “Securities Act”), or any applicable state securities laws, and the Membership Interests shall not be disposed of in contravention of the Securities Act or any applicable state securities laws, (b) Purchaser’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Company, and (c) Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

5.9                               Financial Resources.  Purchaser has sufficient funds available to (a) consummate the transactions contemplated hereby and by the LLC Agreement, including to purchase the Membership Interests and to pay the Purchase Price, (b) make the member loans required by section 2. 4 of the LLC Agreement, and (c) pay Purchaser’s expenses incident to this Agreement and the transactions contemplated herein and in the LLC Agreement.

5.10                        Knowledgeable Purchaser.  Purchaser (a) has sufficient knowledge and experience to evaluate the Company, the business of the Company, and the technical, commercial, financial, and other risks associated with acquiring the Membership Interests, (b) is financially capable of owning the Membership Interests, and (c) has or has access to the expert, professional and technical capability to obtain all necessary governmental approvals for the Company, and to finance and construct the Project.

5.11                        Disclosure.  No representation or warranty made by Purchaser in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in any material respect.

5.12                        Bankruptcy.  There are no bankruptcy, reorganization, arrangement, insolvency or similar proceedings pending against, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser.

ARTICLE VI
COVENANTS

The Parties hereby covenant and agree from and after the Closing as follows:

6.1                               Notice of Certain Events.

(a)                                 Seller will reasonably promptly notify Purchaser in writing if it becomes aware of:  (i) the occurrence or non-occurrence of any fact or event that could reasonably be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect during the applicable survival period for such representation or warranty set forth in Section 7.1; (ii) any failure of Seller to comply with or satisfy any covenant or condition to be complied with or satisfied by Seller hereunder; (iii) any notice or other communication received by the Company or Seller or any of its Affiliates from any Person alleging that the consent or approval of such Person is required in connection with the transactions contemplated under this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person; (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated under this Agreement; and (v) any Actions commenced relating to Seller, the Company, Purchaser or the Project that, if pending on the date of this Agreement, would have been required to have been disclosed to Purchaser pursuant to this Agreement.  Notwithstanding the foregoing, such notices shall not be deemed to cure, or to relieve Seller or from any Liability or obligation with respect to, any breach of or failure to satisfy any representation, warranty, covenant, condition or agreement hereunder.  Seller will notify Purchaser at least thirty (30) days prior to submitting to the FERC, with respect to the Company or the Project, any application (x) under the FPA seeking “market based rate” or other power sale authorization under 18 C.F.R. Part 35, and (y) any determination or order of the FERC under the FPA, any (z) any exemption from or waiver of PUHCA, including but not limited to “exempt wholesale generator” status under PUHCA and, upon such notice, Purchaser will be given the opportunity to review the proposed filing or other submission, and the Purchaser will be provided with sufficient time to provide comments and drafting requests, as to which Seller and the Company shall cooperatively review and consider in good faith prior to the filing being submitted to the FERC or otherwise made public, filed or served; provided that Seller shall include in no such filing or submission any description or characterization of Purchaser (or any Affiliate thereof) not approved by Purchaser.

(b)                                 Purchaser will reasonably promptly notify Seller in writing if it becomes aware of:  (i) the occurrence or non-occurrence of any fact or event that could reasonably be likely to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate; (ii) any failure of Purchaser to comply with or satisfy any covenant or condition to be complied with or satisfied by Purchaser hereunder; (iii) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated under this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person; (iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated under this Agreement; and (v) any Actions commenced relating to Seller, the Company, Purchaser or the Project that, if pending on the date of this Agreement, would have been required to have been disclosed to Seller pursuant to this Agreement.  Notwithstanding the foregoing, such notices shall not be deemed to cure, or to relieve Purchaser from any Liability or obligation with respect to, any breach of or failure to satisfy any representation, warranty, covenant, condition or agreement hereunder.

6.2                               Books and Records.  Seller shall deliver to Purchaser copies of all books and records of the Company within five (5) business days after the Closing.  Subject to Section 6.4, Seller shall have the right to retain copies of any such books and records as well as such electronic copies.

6.3                               Further Assurances.  Upon the reasonable request of the other Party, each Party shall execute and deliver such further documents, instruments or conveyances and take, or cause to be taken, all appropriate action of any kind (subject to applicable Law) as may be reasonably necessary or advisable to carry out any of the provisions hereof and to otherwise consummate and effectuate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party.

6.4                               Confidentiality.

(a)                                 For the period from the Closing Date until (i) the Project has achieved commercial operation or has been permanently abandoned, or (ii) five (5) years from the Closing Date, whichever occurs first, each of the Parties and their respective Affiliates shall cause any confidential or business sensitive data or information regarding the Project, the Company, its business, operations, financial conditions or prospects (including the Reports and Material Contracts) to be maintained by it, its

Affiliates or their respective Representatives in confidence, not to be disclosed for any purpose.  The foregoing restrictions will not apply to disclosure by a Party, its Affiliates or their respective Representatives (i) required or compelled by judicial or administrative process or by other requirements of applicable Law or of any recognized stock exchange, provided that the disclosing Party will notify the other Party in writing of such required or compelled disclosure as much in advance as practicable in the circumstances and cooperate with such other Party to limit the scope of such disclosure, (ii) required in order to perform its obligations under this Agreement, (iii) of information that is or becomes generally available to the public through no wrongful act on the part of disclosing Party, its Affiliates or their respective Representatives, (iv) to Affiliates of the disclosing Party or its or their Representatives in connection with matters relating to this Agreement; or (v) in an Action brought by a Party in pursuit of its rights or in the exercise of its rights hereunder, provided such disclosure is necessary in connection with such Action.  The Parties and their respective Affiliates shall continue to comply with any confidentiality restrictions set forth in the Material Contracts.

(b)                                 Notwithstanding the foregoing, nothing in this Agreement shall prohibit Seller or its Affiliates from using investment performance and other basic descriptive company and investment information (including financial information) pertaining to the Company for fundraising and reporting purposes, which may include the communication and dissemination of information regarding the Company as may have been or may be included in financial statements, marketing pitches, annual reports or other documentation.

6.5                               Disclaimers.

(a)                                 SELLER MAKES NO REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND WITH RESPECT TO THE PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PURCHASER OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY.

(b)                                 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, (i) SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND (ii) SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

(c)                                  IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF SELLER THAT NEITHER PURCHASER NOR ITS AFFILIATES OR REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT AND ALL OTHER DOCUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

6.6                               Taxes.

(a)                                 Seller and Purchaser shall each pay fifty percent (50%) all sales, use, transfer, goods and services, real property transfer, value added, recording, gains, documentary, stock transfer, stamp duty, excise, gross receipts and other similar Taxes, duties, fees and charges (“Transfer Taxes”), if any, arising out of or in connection with the sale of the Membership Interests, and shall indemnify, defend and hold harmless the other Party with respect to its share of such Transfer Taxes.  Seller shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes; provided that to the extent required by applicable Laws, Purchaser will join in the execution of any such Tax Returns or other documents relating to such Transfer Taxes.  Seller shall provide Purchaser with copies of each such Tax Return or other document at least thirty (30) days prior to the date on which such Tax Return or other document is required to be filed.

(b)                                 Seller shall reasonably cooperate with Purchaser in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods prior to or after the Closing Date relating to Taxes.  Seller shall retain and maintain accounting and Tax records with respect to the Company for three (3) years after the Closing Date.  Seller shall deliver to Purchaser at the Closing all Tax records with respect to the Company other than income Tax records, and shall make available to Purchaser the originals of all documents described in the preceding sentence prior to destroying them.

6.7                               Additional Covenants.

(a)                                 Seller shall deliver to Purchaser no later than five (5) days after the Closing Date a certificate from the Secretary of State of the State of Delaware, dated no earlier than five (5) days prior to the Closing Date, as to the good standing and legal existence of Seller.

(b)                                 Seller shall deliver to Purchaser no later than five (5) days after the Closing Date a certificate from the Secretary of State of the State of Oklahoma, dated no earlier than five (5) days prior to the Closing Date, as to the good standing and legal existence of the Company.

(c)                                  As a condition to the consummation of the AP Purchase Option (as defined in the LLC Agreement) pursuant to section 5.4 of the LLC Agreement, Seller and Purchaser shall enter into a purchase and sale agreement, the form and substance of which shall be reasonably agreed by Purchaser and Seller, and the Company shall concurrently enter into a development fee agreement with Seller or its designated affiliate in accordance with the provisions of Schedule 6.7.  In connection with the execution and delivery of the development fee agreement, Purchaser shall caused to be delivered to Seller a guaranty of Atlantic Power Corporation in a form reasonably acceptable to Seller in favor of Seller for the full amount of the development fee due and payable by the Company under the development fee agreement.

(d)                                 The Company shall enter into a shared facilities agreement with Purchaser prior to the closing date of the AP Purchase Option (as defined in the LLC Agreement) or the Default Purchase (as defined in the LLC Agreement), the form and substance of which shall be agreed by Purchaser and Seller, whereby the Company will retain the rights to purchase, at cost on a proportional basis, the transmission capacity in the 345 kV high-voltage transmission line, which is included in the Project costs, in excess of the capacity required by the Project as confirmed by an independent third party expert.

(e)                                  The Company shall enter into an agreement with Seller prior to the closing of the AP Purchase Option (as defined in the LLC Agreement) or the Default Purchase (as defined in the LLC Agreement), pursuant to which the assets described on Schedule 6.7(e) shall be transferred to Seller without consideration.  Seller shall deliver Schedule 6.7(e) to Purchaser no later than five (5) days after the Closing Date.  For the avoidance of doubt, such assets shall not constitute part of the Project.

(f)                                   Following the Closing, neither Purchaser nor Seller shall apply for a Section 1603 Grant with respect to the Project, and Purchaser and Seller shall not permit the Company to apply for a Section 1603 Grant with respect to the Project.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1                               Survival of Representations and Warranties.  The representations and warranties of Seller and Purchaser contained in Articles III, IV and V, as applicable, or in any certificate delivered pursuant to Section 2.4(b), shall survive for a period of twelve (12) months after the Closing Date, except that (a) the representations and warranties contained in Sections 4.11 (Taxes) and 4.13 (Environmental Matters) shall survive until sixty (60) days after the expiration of the applicable statute of limitations and (b) the representations and warranties contained in Sections 3.1 (Corporate Existence), 3.2 (Authority), 3.3(d) (with respect to the Company Equity Interests) and (e) (No Conflicts), 3.4 (Capitalization), 3.8 (Brokers), 4.1 (Organization, Standing and Power), 4.2 (Authority), 4.3(d) (with respect to the Company Equity Interests) and (e) (No Conflicts), 4.8 (Capitalization), 4.17 (Brokers), 5.1 (Corporate Existence), 5.2 (Authority), 5.3(d) (with respect to the Company Equity Interests) (No Conflicts) and 5.7 (Brokers) shall survive indefinitely.

7.2                               Indemnification.

(a)                                 Indemnification of Seller.  After the Closing, Purchaser shall indemnify and hold harmless Seller (and its directors, managers, officers, employees, agents, Affiliates, successors, and assigns) (the “Seller Indemnitees”) from and against any and all Losses based upon, arising out of or incurred with respect to (i) any breach of any of Purchaser’s representations and warranties contained in Article V, or (ii) any breach or nonperformance by Purchaser of any covenant or obligation to be performed by Purchaser hereunder or under any agreement executed in connection herewith.

(b)                                 Indemnification of Purchaser.  After the Closing, Seller shall indemnify and hold harmless Purchaser (and its directors, officers, employees, agents, Affiliates, successors, and assigns) (the “Purchaser Indemnitees”) from and against any and all Losses based upon, arising out of or incurred with respect to (i) any breach of the representations and warranties contained in Article III or IV, (ii) any breach or nonperformance by Seller of any covenant or obligation to be performed by Seller hereunder or under any agreement executed in connection herewith, (iii) any Taxes incurred by the Company or the Seller attributable to any full or partial Tax period or transaction effected prior to the Closing, (iv) the recapture of any Section 1603 Grants relating to the Project or any Taxes attributable to the recapture of investment credits described in Section 48 of the Code, or (v) any Losses arising under any Environmental Law based upon any event or circumstance occurring or existing prior to the Closing, including the recognized environmental conditions identified in the Canadian Hills Wind Project Phase I Environmental Site Assessment prepared by HDR Engineering, Inc., for Apex Wind Energy, Inc., dated January 2012.

(c)                                  Limitations on Indemnification Obligations.  The rights of the Parties to indemnification pursuant to the provisions of this Section 7.2 are subject to the following limitations:

(i)                                     The amount of any Loss subject to indemnification hereunder or of any Action therefor shall be calculated net of any insurance proceeds (net of reasonable attorneys’ fees and expenses incurred in collection) or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement), received by the Indemnified Party on account of such Loss.  The Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss or collateral sources to the same extent as they would if such Loss were not subject to indemnification hereunder.  In the event that an insurance recovery or indemnification payment is received by an Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery or payment (net of reasonable attorneys’ fees and expenses incurred in collection and taxes payable on such amount), up to the amount of such Loss, shall be made promptly to the Indemnifying Party.  If a Loss has not yet been determined or paid by the Indemnifying Party, such Party’s indemnification obligations in respect of such Loss shall be reduced by the aggregate amount of the insurance recovery or indemnification payment (net of reasonable attorney’s fees and expenses incurred in collection).

(ii)                                  In valuing a Loss, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over fair market value, book or historical value which may have been paid by Purchaser for the Membership Interests whether or not such multiple, increase factor or other premium had been used by Purchaser at the time of, or in connection with, calculating or preparing its bid, its proposed purchase price for the Membership Interests or its final purchase price for the Membership Interests.

(iii)                               No Party shall be entitled to recover Losses pursuant to Section 7.2(a)(i) or 7.2(b)(i) until the total amount which such Party would recover under Section 7.2(a)(i) or 7.2(b)(i), respectively, exceeds Fifty Thousand Dollars ($50,000.00) (the “Indemnity Threshold”); provided that if the aggregate Losses claimed under Section 7.2(a)(i) or 7.2(b)(i), respectively, exceed the Indemnity Threshold, the Indemnified Party shall be entitled to recover such Losses to the full extent such relate back to and include the first dollar of aggregate Losses so claimed.

(iv)                              The maximum aggregate amount of indemnifiable Losses that may be recovered from Seller pursuant to Section 7.2(b)(i) and (ii) shall not exceed Thirty Million Dollars ($30,000,000.00).  The maximum aggregate amount of indemnifiable Losses that may be recovered from Purchaser pursuant to Sections 7.2(a) shall not exceed Thirty Million Dollars ($30,000,000.00).

(v)                                 Neither Purchaser Indemnitees nor Seller Indemnitees shall be entitled to indemnification for breach of representations or warranties that have expired, except: (a) to the extent of any claims as to which the applicable Indemnifying Party received written notice prior to the expiration of the applicable survival period, such notice to specify the factual basis of any such claim in detail.

(vi)                              Notwithstanding anything to the contrary in this Agreement, the indemnification provided in this Article VII shall be the sole and exclusive post Closing remedy available to the Seller Indemnitees for any Losses based upon, arising out of or incurred with respect to (i) any breach of any of Purchaser’s representations and warranties contained in Article V, or (ii) any breach or nonperformance by Purchaser of any covenant or obligation to be performed by Purchaser hereunder or under any agreement executed in connection herewith.  Notwithstanding anything to the contrary in this Agreement, the indemnification provided in this Article VII shall be the sole and exclusive post Closing remedy available to the Purchaser Indemnitees for any Losses based upon, arising out of or incurred with respect to (i) any breach of the representations and warranties contained in Article III or IV, (ii) any breach or nonperformance by Seller of any covenant or obligation to be performed by Seller hereunder or under any agreement executed in connection herewith, or (iii) any Taxes incurred by the Company or the Seller attributable to any full or partial Tax period or transaction effected prior to the Closing.

(d)                                 Additional Indemnity Provisions.  The indemnification obligations of Purchaser and Seller hereunder shall be subject to the following terms and conditions:

(i)                                     To the extent that an Indemnifying Party has discharged any Action for indemnification hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any Person to the extent of the Losses relating to such Action paid by such Indemnifying Party.  Any Indemnified Party shall, upon written request by the Indemnifying Party following the discharge of such Action, execute an instrument reasonably necessary to evidence such subrogation rights.

(ii)                                  In the event that any Party to this Agreement proposes to take any Action for indemnification pursuant to this Section 7.2, the Party taking the Action (the “Indemnified Party”) shall deliver on or prior to the date upon which the applicable representations and warranties or covenants expire pursuant to the terms of this Agreement and within a reasonable time of discovery of the breach of or nonperformance of any covenant or obligation to be performed under this Agreement, a certificate signed by the Party taking the Action or an officer or manager of the Party taking the Action (the “Action Certificate”) to Seller or Purchaser, as applicable (such party from whom indemnification is sought the “Indemnifying Party”), which Action Certificate shall (A) state the occurrence giving rise to the Action and that the Loss has been properly accrued or is anticipated; (B) specify the section of this Agreement under which such Action is made; and (C) specify in reasonable detail each individual item of Loss or other Action, including the section of this Agreement under which such Action is taken, the amount thereof if reasonably ascertainable, the date such Loss or liability was incurred, properly accrued or is anticipated, the basis for any anticipated Loss or liability and the nature of the misrepresentation, breach of warranty or the Action to which such Loss or liability is related. The Indemnified Party taking the Action shall state only what is required in subsections (A) to (C) above and shall not admit or deny the validity of the facts or circumstances out of which such Action arose.  No delay on the part of the Indemnified Party in notifying Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Section 7.2 unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay.

(iii)                               The obligations to indemnify and hold harmless pursuant to Sections 7.2(a) and 7.2(b) shall terminate upon the expiration of the applicable periods set forth in Section 7.1 to the extent such indemnification relates to the breach of a representation or warranty stated herein, except for Actions for indemnification pursuant to such sections asserted prior to the end of such periods, which Actions shall survive until the final resolution thereof.  All obligations to indemnify and hold harmless not covered by the preceding sentence shall survive indefinitely.

(iv)                              WITHOUT LIMITING THE FOREGOING, NO PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS SECTION 7.2 WITH RESPECT TO INCIDENTAL DAMAGES, SPECIAL DAMAGES, EXEMPLARY DAMAGES, OR CONSEQUENTIAL DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES FOR BUSINESS INTERRUPTION, LOST PROFITS OR PUNITIVE DAMAGES.

(v)                                 Any payments made as indemnification under Section 7.2(a) or 7.2(b) shall, to extent permitted by applicable Laws, be treated as adjustments to the Purchase Price for federal and applicable state and local Tax purposes (but shall not cause the Purchase Price to be less than zero).

(e)                                  Defense of Third Party Actions and Extension of Statute of Limitations.  The Indemnifying Party shall have the right, in its discretion and at its expense, to participate in and control (A) the defense or settlement of any Action subject to indemnity hereunder (including appeals) (a “Third Party Action”) in respect of such item (or items) by any Person other than the Indemnified Party, subject to the prior written consent of the Indemnified Party with respect to any non-monetary provisions of any settlement (which consent shall not be unreasonably withheld or delayed), (B) any and all negotiations with respect thereto, and (C) the assertion of any claim against any insurer with respect thereto, and the Indemnified Party shall not settle any such Third Party Action or agree to extend any applicable statute of limitations without the prior written approval of the Indemnifying Party, which approval shall not be unreasonably withheld or delayed; provided that the Indemnifying Party’s rights pursuant to this Section 7.2(e) are contingent upon the Indemnifying Party giving written notice to the Indemnified Party of the Indemnifying Party’s intention to contest and defend, and indemnify the Indemnified Party with regard to, any such Third-Party Action.  The Indemnified Party will provide the Indemnifying Party with all reasonably available information, assistance and authority to enable the Indemnifying Party to effect such defense or settlement and upon the Indemnifying Party’s payment of any amounts due in respect of such Third Party Action, the Indemnified Party will, to the extent of such payment, assign or cause to be assigned to the Indemnifying Party the claims of the Indemnified Party, if any, against such third parties in respect of which such payment is made.

ARTICLE VIII
MISCELLANEOUS

8.1                               Notices.

(a)                                 Unless this Agreement specifically requires otherwise, any notice, demand or request provided herein, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by an internationally recognized overnight courier service that provides a receipt of delivery, or by electronic email (so long as a following copy is sent otherwise in accordance with this Section 8.1), in each case, to the Parties at the addresses specified below (or as updated by such Party):

If to Purchaser, to:

Atlantic Oklahoma Wind, LLC
c/o Atlantic Power Corporation
200 Clarendon Street
25th Floor
Boston, MA 02116

Email: bkirk@atlanticpower.com

Fax: (617) 977-2410

Attn: Legal Department

with copy (which shall not constitute notice to Purchaser), to:

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022-4689

Email: torsten.marshall@bingham.com

Fax: 212-508-1406

Attn: Torsten M. Marshall

If to Seller, to:

c/o Apex Wind Energy, Inc.
212 East High Street

Charlottesville, Virginia 22902

Email: david.clemens@apexwind.com

Fax: (434) 220-3712

Attn: Internal Counsel

with copy (which shall not constitute notice to Seller), to:

Kaye Scholer LLP

1999 Avenue of the Stars

Suite 1700

Los Angeles, CA 90067

Email: jchester@kayescholer.com

Fax: (310) 299-1956

Attn: Jeffrey A. Chester

(b)                                 Effective Time.  Notice given by personal delivery, mail or overnight courier pursuant to this Section 8.1 shall be effective upon physical receipt.  Notice given by facsimile pursuant to this Section 8.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. Eastern Time on any Business Day or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Eastern Time on any Business Day or during any non-Business Day.

8.2                               Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

8.3                               Expenses.  Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

8.4                               Public Announcements.  Without the prior written approval of Seller (in the case of a release or statement by Purchaser) or Purchaser (in the case of a release or statement by Seller) (which approval shall not be unreasonably withheld or delayed by any Party), no Party will issue, or permit any Representative or Affiliate of such Party, to issue, any press releases or otherwise make, or cause any Representatives or Affiliate of such Party, to make, any public announcement (whether in the form of a press release or otherwise) with respect to the subject matter of this Agreement unless such public announcement or release is deemed in good faith by the releasing Party to be required by Law and the Party required to make such announcement has given prior written notice in accordance with Section 8.1 to the other Party as promptly as practicable prior to such announcement.  Any public announcement made as permitted under this Section 8.4 shall identify Seller as the developer of the Project and shall be discussed in good faith and the form and content of such disclosure prior to its release and incorporate any reasonable changes which are suggested by such Party or Parties prior to releasing or making the statement.

8.5                               Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.6                               Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

8.7                               No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each Party and its respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, except as set forth in Sections 7.2(a) and 7.2(b).

8.8                               Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

8.9                               Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.10                        Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.11                        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISIONS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

8.12                        Jurisdiction and Venue.  Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any such court, in any action or proceeding arising out of or relating to this Agreement.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.1.  Nothing in this Section 9.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

8.13                        Waiver Of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

8.14                        Specific Performance.  Seller and Purchaser acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law.  Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

8.15                        Counterparts.  This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party.  When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document.  Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

ATLANTIC OKLAHOMA WIND, LLC,

as Purchaser

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

APEX WIND ENERGY HOLDINGS, LLC,

as Seller

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]